UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2022

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreements.

On January 5, 2022, Coherus BioSciences, Inc. (the “Company”) and its domestic subsidiaries (the “Guarantors” and, collectively with the Company, the “Credit Parties”) entered into a loan agreement (the “Loan Agreement”) with BioPharma Credit PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (as the “Collateral Agent”), BPCR Limited Partnership, a limited partnership established under the laws of England and Wales with registration number LP020944 (as a “Lender”) and Biopharma Credit Investments V (Master) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (as a “Lender”) that provides for a senior secured term loan facility of up to $400.0 million (inclusive of a $100.0 million uncommitted additional facility amount) to be funded in four committed tranches: (i) a Tranche A Loan in an aggregate principal amount of $100.0 million (the “Tranche A Loan”) that was funded on January 5, 2022 (the “Tranche A Closing Date”); (ii) a Tranche B Loan in an aggregate principal amount of $100.0 million (the “Tranche B Loan”) to be funded no later than April 1, 2022, subject to the delivery of evidence of repayment, repurchase or redemption of indebtedness outstanding under the Company’s 8.2% Senior Convertible Notes due March 2022 and certain customary deliverables; (iii) a Tranche C Loan in an aggregate principal amount of $50.0 million (the “Tranche C Loan”) to be funded at the Company’s option between April 1, 2022 and March 17, 2023, subject to certain conditions including the first U.S. Food and Drug Administration (“FDA”) approval of a Biologics License Application (“BLA”) for the Company’s product candidate CHS-007 (toripalimab) in the United States; and (iv) a Tranche D Loan in an aggregate principal amount of $50.0 million (the “Tranche D Loan” and, together with the Tranche A Loan, the Tranche B Loan, and the Tranche C Loan, the “Term Loans”) to be funded at the Company’s option between April 1, 2022 and March 17, 2023, subject to certain conditions including the first FDA approval of a BLA for the Company’s product candidate CHS-201 (ranibizumab biosimilar) in the United States. The Company has the right to request an uncommitted additional facility amount of up to $100.0 million after the Tranche A Closing Date that will be subject to new terms and conditions.

The Term Loans mature on either (i) the fifth anniversary of the Tranche A Closing Date; or (ii) October 15, 2025, if the outstanding aggregate principal amount of the Company’s 1.5% Convertible Senior Subordinated Notes due 2026 is greater than $50.0 million on October 1, 2025 (the “Maturity Date”).

The Term Loans bear interest at 8.25% plus three-month LIBOR per annum with a LIBOR floor of 1.00%. In the event of the cessation of LIBOR, the benchmark governing the interest rate will be replaced with a rate based on the secured overnight financing rate published by the Federal Reserve Bank of New York as described in the Loan Agreement. Interest is payable quarterly in arrears. Repayment of outstanding principal of the Term Loans will be made in five equal quarterly payments of principal commencing after the 48-month anniversary of the Tranche A Closing Date.

The Company will pay to the Lenders a funding fee equal to 2.00% of the Lenders’ total committed amount to fund the Tranche A Loan, Tranche B Loan, Tranche C Loan and Tranche D Loan, payable on the Tranche A Closing Date. In addition, in the event any of the Term Loans is prepaid in whole or in part prior to the Maturity Date or is accelerated, it will be subject to a prepayment fee. Prior to the third anniversary of the Tranche A Closing Date, the prepayment fee is 3.00% of the principal amount prepaid. After the third anniversary but prior to the fourth anniversary of the Tranche A Closing Date, the prepayment fee is 2.00% of the principal amount prepaid; thereafter and prior to the Maturity Date, the prepayment fee is 1.00% of the principal amount prepaid. In addition to the prepayment fees, in connection with a full or partial prepayment of a tranche prior to the second anniversary of the applicable funding, a “make-whole” amount will be payable equal to the foregone interest from the date of prepayment through the second anniversary of the Tranche A Closing Date.

The obligations under the Loan Agreement are secured pursuant to customary security documentation, including a guaranty and security agreement among the Credit Parties and the Collateral Agent which provides for a lien on substantially all of the Company’s and the Guarantors’ tangible and intangible assets and property, including intellectual property (the “Collateral”).

Pursuant to the Loan Agreement, and subject to certain restrictions, proceeds of the Term Loans will be used to fund the Company’s general corporate and working capital requirements except for the following: proceeds of the Tranche A Loan will be used to repay in full all amounts outstanding under the Company’s Prior Loan Agreement, as discussed and defined in Item 1.02 below, as well as all associated costs and expenses; and proceeds of the Tranche B Loan will be used at the option of the Company to repay, repurchase or redeem in cash, in full, the Company’s existing 8.2% Convertible Senior Subordinated notes due 2022 as well as all associated costs and expenses.

The Loan Agreement contains certain customary representations and warranties. In addition, the Loan Agreement includes affirmative covenants, such as the requirement to maintain minimum trailing twelve month net sales in an amount that begins at $200 million in the current quarter and increases to $210 million for the quarter ended March 30, 2024 and increases to be as much as $300 million for the quarter ended December 31, 2024. Further, the Loan Agreement includes certain other affirmative covenants and negative covenants, including, covenants and restrictions that among other things, restrict the ability of the Company and its subsidiaries to, incur liens, incur additional indebtedness, make investments, engage in certain mergers and acquisitions or asset sales, and declare dividends or redeem or repurchase capital stock. The Loan Agreement also contains customary events of default, including among other things, the Company’s failure to make any principal or interest payments when due, the occurrence of certain bankruptcy or insolvency events or the Company’s breach of the covenants under the Loan Agreement. Upon the occurrence of an event of default, the Lenders may, among other things, accelerate the Company’s obligations under the Loan Agreement. A change of control of the Company triggers a mandatory prepayment of the Term Loans within ten business days.

The foregoing summary of the Loan Agreement is not complete and is qualified in its entirety by reference to the complete text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 1.02	Termination of a Material Definitive Agreement.

On January, 5, 2022, in connection with the funding of the Tranche A Loan and pursuant to a payoff letter between the Company and HCR Collateral Management, LLC, the Company voluntarily prepaid all amounts outstanding under that certain Credit Agreement, dated as of January 7, 2019, by and among the Company, the other Credit Parties, HCR Collateral Management, LLC, and the lenders from time to time party thereto (as amended to date, the “Prior Loan Agreement”), pursuant to which a payoff amount of $81.9 million was outstanding. In connection with such repayment, all of the Credit Parties’ obligations under the Prior Loan Agreement and all related documents have been paid and discharged in full, all loan documents terminated, all commitments by the lenders under the Prior Loan Agreement terminated, and all security interests or liens granted by the Company to such lenders to secure the Credit Parties’ obligations under the Prior Loan Agreement have been terminated and released (other than with respect to customary provisions and agreements that are expressly specified to survive the termination). The loans under the Prior Loan Agreement were scheduled to mature on January 7, 2025. The foregoing description of the Prior Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Prior Loan Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on January 11, 2019 and the Company’s Current Report on Form 8-K on April 14, 2020, and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On January 7, 2022, the Company issued a press release announcing entry into the Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan Agreement dated as of January 5, 2022 among the Company, the Guarantors, the Collateral Agent and the Lenders party thereto.

99.1	Press Release, dated January 7, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2022	COHERUS BIOSCIENCES, INC.

	By:	/s/ McDavid Stilwell
	Name:	McDavid Stilwell
	Title:	Chief Financial Officer